U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Bristol-Myers Squibb Company
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

     345 Park Avenue
--------------------------------------------------------------------------------
                                    (Street)

     New York, New York 10154
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     11/01/01
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

     22-0790350
________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     ImClone Systems Incorporated (Nasdaq: IMCL)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [X]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)

________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [ ]  Form Filed by One Reporting Person

     [X]  Form Filed by More than One Reporting Person**

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock, par value
$.001 per share                           14,392,003                  Indirect(I)            See explanatory note(1)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).
**See Form 3 attached as Attachment No. 1 for additional Reporting Person.

                                                                          (Over)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

See attachment No. 2.

(1) The securities owned indirectly by Bristol-Myers Squibb Company are owned directly by its wholly owned subsidiary Bristol-Myers Squibb Biologics Company.


     /s/ Sandra Leung                                       November 13, 2001
---------------------------------------------            -----------------------
Name:  Sandra Leung                                                Date
Title: Secretary
      **Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Bristol-Myers Squibb Biologics Company
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

     345 Park Avenue
--------------------------------------------------------------------------------
                                    (Street)

     New York, New York 10154
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     11/01/01
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

     22-3828046
________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     ImClone Systems Incorporated (Nasdaq:IMCL)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [_]  Form Filed by One Reporting Person

     [X]  Form Filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock, par value
$.001 per share                           14,392,003                  Direct (D)          See explanatory note
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:
See attachment no. 2

     /s/ Frederick S. Schiff                                  November 13,2001
---------------------------------------------            -----------------------
Name:  Frederick S. Schiff                                         Date
Title: Vice President


      **Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                              Attachment No. 2


Explanation of Responses:

Bristol-Myers Squibb Company, a Delaware corporation, and Bristol-Myers Squibb Biologics Company, a Delaware corporation and wholly owned subsidiary of Bristol-Myers Squibb Company, filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO dated September 28, 2001, relating to the third-party tender offer (the "Tender Offer") by Bristol-Myers Squibb Biologics Company to purchase 14,392,003 shares of common stock of ImClone Systems Incorporated, at a purchase price of $70.00 per share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated September 28, 2001 and in the related Letter of Transmittal, copies of which were filed with the Schedule TO as Exhibits (a)(1)(A) and (a)(1)(C), respectively.

The Tender Offer expired at midnight, New York City time, on October 26, 2001. Bristol-Myers Squibb Biologics Corporation accepted 14,392,003 tendered shares (including those subject to guaranteed delivery) on October 29, 2001. A total of 67,146,497 shares of ImClone Systems Incorporated common stock were tendered. As more than 14,392,003 shares of ImClone Systems Incorporated common stock were tendered, Bristol-Myers Squibb Company purchased the shares tendered on a pro rata basis on November 1, 2001.

On September 19, 2001, Bristol-Myers Squibb Company, Bristol-Myers Squibb Biologics Company and ImClone Systems Incorporated entered into the Acquisition Agreement providing for the acquisition of up to 14,392,003 shares of common stock of ImClone Systems Incorporated, subject to certain conditions, for $70.00 per share. Concurrently with the execution of the Acquisition Agreement, (i) Bristol-Myers Squibb Company, Bristol-Myers Squibb Biologics Company and ImClone Systems Incorporated entered into a Stockholder Agreement dated as of September 19, 2001, which sets forth certain rights and obligations of the Bristol-Myers Squibb Company, Bristol-Myers Squibb Biologics Company and ImClone Systems Incorporated and (ii) Bristol-Myers Squibb Company, E.R. Squibb & Sons, LLC and ImClone Systems Incorporated entered into a Development, Promotion, Distribution and Supply Agreement, dated as of September 19, 2001 pursuant to which Bristol-Myers Squibb Company, E.R. Squibb & Sons, LLC and ImClone Systems Incorporated will co-develop and co-promote IMC-C225.